AGREEMENT

This present agreement is concluded between NATEC MEDICAL LTD, Maeva Centre, Business Park Ebene, Reduit, Mauritius (the "Seller") and INSPIRE MD, of 3, Menorat Hamaor St, Tel Aviv 67448, Israel, (the "Buyer").

I/ OBJECT

This agreement describes the specific terms and conditions between NATEC MEDICAL LTD and INSPIRE MD.

II/ PRODUCT COVERAGE

This agreement is for the supply of Tamarin Blue PTCA dilatation catheters (bulk, non-sterile), hereinafter referred to as the "Product".

III/ PURCHASE SPECIFICATIONS

A)	Volume commitment

Buyer commits to purchase a minimum volume of 10 000 Products for the first year.

B)	Price

The Product price is 40 Euros Exworks.

C)	Gratuities

It is agreed that upon reaching payment of 2,000 units, the Seller will deliver 200 units for free based on the following order. This level of gratuities will be applicable for each following batch of 2 000 units paid.

D)	Payment terms

•	By Letter of Credit (60 days at sight) for the first order
•	60 days credit based on invoice date, for the following orders
•	Handling of new order will be related to effective release of payment of previous order.
•	Bank details provided on each Proforma Invoice
•	Reimbursing bank to have the Patriot Act Certification with one of the following banks:

1. CITIBANK	7. BANK OF NEW YORK
2. JPMORGAN CHASE BANK	8. FORTIS
3. DEUTSCHE BANK	9. HSBC BANK USA
4. WACHOVIA	10. WELLS FARGO
5. AMERICAN EXPRESS	11. BNPPARIBAS
6. SOCIETE GENERALE

E)           Price revision

The price revision is based on a) usual market price review b) volume (forecast to be provided annually).

F)	Minimum order quantity

Minimum quantity to be ordered per size: 50 pieces.

G)	Transportation costs

These will be fully supported and insured by the Buyer, Ex-works.

H)	Interest charges for late payment

All invoices due to Seller related to the present agreement, and unpaid at their due date, will bear interests at the rate of 2% (two percent) per month above prevailing bank rate in Mauritius, calculated between the due date and the effective payment date.

I)	Interest charges for late shipment

Late shipment, unless otherwise agreed, shall bear interest at the rate Of 2% (two percent) per month to be deducted from the Buyer invoice.

IV/ LOGISTICS

A)           Order Acknowledgement and delivery schedule

An informal initial order acknowledgement is provided within 1 (one) business day. A formal order acknowledgement is sent by Seller to Buyer upon acceptance of payment terms, and provides confirmation of prices and the effective lead-time(s) and delivery/shipment date(s). Delivery/shipment date is the date when the order is ready for pickup by carrier at Seller's production location. The Shipping address/Billing address are to be confirmed by Buyer upon sending of his PO.

B)           Regulatory

Certificates needed for selling the product referenced in this agreement will be made available by Seller. This involves, without being exhaustive, the ISO and CE certificates, and the Free Sales certificate. Seller will grant access to Buyer to its Technical file, and will give full assistance needed in order to get regulatory clearance.

C)           Regional registration

Some countries need the registration of the products referenced in this agreement for import and selling authorization. The Seller will make all due efforts to assist the Buyer and / or make the requested registration effective.

V/ DURATION OF AGREEMENT

This agreement starts at the date of its signature, for • an unlimited period after the first year. It may be cancelled by each party with a notification of six months done by registered postal mail, subject to the time needed for the Buyer to transfer the registration to a third party product. The agreement may be suspended without delay in case of non application of its terms. The suspension must be notified to the other party's address by registered postal mail within three business days.

VI/ FORCE MAJEURE

Each party will be excused for reasonable delay in the execution of its obligations, in case of Force Majeure. Each party will make its best efforts to remediate to the situation with reasonable solutions. Each party will inform the other party when such a Force Majeure occurs and no later than 3 business days later, and list the steps scheduled to return to a normal situation.

VII/ APPLICABLE LAW and JURISDICTION

This Agreement shall be governed by and construed in accordance with Israeli Law and the parties hereby submit to the jurisdiction of the Courts of Israel.

VIII/ LIABILITY

Once shipped the Seiler shall not be liable for any delay caused by the carrier or customs (taking in consideration that carrier to be used is decided and organized by buyer).

Seller:	Buyer:
NATEC Medical Ltd. Managing Director	INSPIRE MD CTO & VP R&D
/s/ Mrs. Francine Lanceleur Mrs. Francine Lanceleur Date: 23/09/2009	/s/ Mr. Eli Bar Mr. Eli Bar Date: 23/9/2009